UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 10, 2007 (October 5, 2007)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 5, 2007, Advanced Medical Optics, Inc., a Delaware corporation (the "Company"), entered into the First Amendment to Credit Agreement (the "Amendment"), by and among the Company, the Guarantors party thereto, certain of the Revolving Credit Lenders party to the Credit Agreement referred to below and Bank of America, N.A., as Administrative Agent on behalf of itself and the Lenders, which amended the Credit Agreement dated as of April 2, 2007 (the "Credit Agreement") among the Company, the Guarantors, the lenders from time to time party thereto, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P., as documentation agent, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer. The Amendment adjusts the ratio of debt to EBITDA required as of certain quarterly determination dates during the term of the Credit Agreement. The Amendment further provides that certain charges relating to the Company's voluntary recall of Complete® MoisturePlus™ Multipurpose Solution, which was announced on May 25, 2007, may be added back to EBITDA for quarterly periods through and including the fiscal quarter ending December 31, 2007 for purposes of calculating compliance with the maintenance financial covenants set forth in the Credit Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 15, 2007, the Board of Directors of the Company has appointed Michael J. Lambert as Executive Vice President, Chief Financial Officer; Richard A. Meier will continue as Chief Operating Officer; and C. Russell Trenary III has been appointed to the new position of Executive Vice President, Global Public Policy and Medical Education.

Mr. Lambert, 45, served as Senior Vice President, Chief Financial Officer of Quest Software, Inc., a publicly held developer and distributor of software products, from April 2005 until joining the Company. Mr. Lambert previously served as Senior Vice President, Finance of Quest Software, Inc. from November 2004 to April 2005. Before joining Quest, Mr. Lambert served as Executive Vice President and CFO at Quantum Corporation, a publicly held provider of storage solutions, from June 2001 through June 2004. Prior to Quantum, Mr. Lambert was Senior Vice President and CFO of NerveWire, a systems integration consulting firm. From March 1996 to July 2000, Mr. Lambert worked for Lucent Technologies, most recently as Vice President and CFO of the InterNetworking Systems Division.

Mr. Lambert’s appointment was pursuant to the terms of an offer letter. Pursuant to the offer letter, Mr. Lambert’s annual base salary is $375,000, and he will receive an employment bonus of $187,500 payable in February 2008, in lieu of his participation in the Company’s 2007 management bonus program. Mr. Lambert will be eligible to participate in the Company’s 2008 management bonus program, with a target bonus of 50% of his annualized base salary as of December 31 of the plan year. Pursuant to the offer letter, Mr. Lambert will receive a special one time grant of 50,000 nonqualified stock options, which will vest ratably over four years, and 5,000 restricted stock units, which will vest as to 100% of the award on the third anniversary of the date of grant.

Pursuant to the offer letter, Mr. Lambert will be issued a change in control agreement in the form previously approved by the Company’s Board of Directors, which provides two times his annual base salary and bonus compensation in the event Mr. Lambert’s employment terminates as a result of a change in control. In addition, the offer letter provides that if Mr. Lambert’s employment is terminated for any reason other than for “cause,” he will receive a severance payment equal to 12 months of base pay, a pro rated management bonus and 12 months of health care benefits continuation.

Other than the matters addressed in the offer letter, Mr. Lambert’s appointment as Executive Vice President and Chief Financial Officer was not pursuant to any agreement or understanding with the Company, nor are there any related party transactions between the Company and Mr. Lambert.

Before Mr. Lambert's appointment, Richard (Randy) A. Meier, 48, held the positions of Chief Financial Officer and Chief Operating Officer at the Company. Mr. Meier will continue as the Company’s Chief Operating Officer and assume additional responsibility for management of the Company's cataract/implant business and global customer services function, while maintaining his existing management responsibilities for the Company’s eye care business and the Company’s global manufacturing and supply chain operations.

C. Russell Trenary, III, 50, who was previously president of the Company's cataract/implant business, has been named Executive Vice President, Global Public Policy and Medical Education, encompassing all of the Company’s businesses and product lines.

Also effective October 15, 2007, and in connection with the executive officer changes described above, the Organization, Compensation and Corporate Governance Committee of the Board of Directors approved an amendment to Mr. Trenary’s Employment Agreement. Pursuant to the amendment, Mr. Trenary’s title is reflected as Executive Vice President, Global Public Policy and Medical Education, the provisions regarding his annual base salary reflect Mr. Trenary’s current annual base salary and limit the company’s ability to reduce Mr. Trenary’s annual base salary in the future, and the definition of what would constitute a substantial diminution or adverse modification of Mr. Trenary’s overall position, responsibilities or reporting relationship was clarified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: October 10, 2007	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner,
Executive Vice President, Administration, General Counsel and Secretary